Issuer Free Writing Prospectus

Filed by: M/I Homes, Inc.

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. on Form S-3: 333-85662

March 8, 2007

M/I Homes, Inc.

Depositary Shares, each representing 1/1,000th of a 9.75% Series A Preferred Share

Final Term Sheet

Issuer:	M/I Homes, Inc.

Security:	Depositary Shares, each representing 1/1,000th of a 9.75% Series A Preferred Share

Security Ratings:	B2/B/B+ (negative/negative/stable)

CUSIP:	55305B 200

Offering size:	4,000,000 Depositary Shares

Over-allotment option:	600,000 Depositary Shares

Type of security:	SEC Registered—Registration Statement on Form S-3: No. 333-85662; preliminary prospectus supplement dated March 7, 2007

Public offering price:	$25.00 per Depositary Share (plus accrued dividends, if any, from March 15, 2007; $100,000,000 total ($115,000,000 total, if over-allotment option is exercised in full))

Underwriting discounts and commissions:	$0.7875 per Depositary Share; $3,150,000 total ($3,622,500 total, if over-allotment option is exercised in full)

Proceeds to the Company, before expenses:	$24.2125 per Depositary Share; $96,850,000 total ($111,377,500 total, if over-allotment option is exercised in full)

Sole Lead and Book Running Manager:	Wachovia Capital Markets, LLC	2,920,636 shares

Co-Managers:	Credit Suisse Securities (USA) LLC	285,714 shares
	J.P. Morgan Securities Inc.	285,714 shares
	Greenwich Capital Markets, Inc.	126,984 shares
	The Huntington Investment Company	126,984 shares
	KeyBanc Capital Markets, a division of McDonald Investments Inc.	126,984 shares
	SunTrust Capital Markets, Inc.	126,984 shares

Liquidation Preference:	$25.00 per Depositary Share

Dividend rate:	9.75% of the liquidation preference per annum; $2.4375 per annum per Depositary Share, non-cumulative from, but excluding, March 15, 2007 (subject to the dividend rate step-up to 10.75% per annum upon the occurrence of a change of control event as described in the prospectus supplement)

Optional Redemption:	On or after March 15, 2012 (subject to a special optional redemption right upon the occurrence of a change of control event as described in the prospectus supplement)

Trade date:	March 8, 2007

Settlement date:	March 15, 2007

Payment dates:	Quarterly on March 15, June 15, September 15 and December 15 of each year, when, as, and if declared by the Company, beginning on June 15, 2007

Maturity date:	Perpetual

Selling concession:	Not to exceed $0.50 per Depositary Share

Reallowance to other dealers:	Not to exceed $0.45 per Depositary Share

Expected Listing:	New York Stock Exchange under the symbol “MHOPrA”

The issuer has filed a registration statement on Form S-3 (including a prospectus and a preliminary prospectus supplement dated March 7, 2007) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Wachovia Capital Markets, LLC by calling toll-free 1- 866-289-1262.